Exhibit 99.1
Global Water Resources Reports Third Quarter 2023 Results

PHOENIX, AZ – November 8, 2023 – Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, reported results for the third quarter ended September 30, 2023. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference call at 1:00 p.m. Eastern time tomorrow to discuss the results (see dial-in information below).
Q3 2023 Financial Highlights
•Total revenue increased $2.6 million or 22.2% to $14.5 million, which included $0.5 million of unregulated revenues. Regulated revenue (excluding unregulated revenue) increased $2.1 million or 17.8%.
~~•~~Net income increased $0.9 million or 56.2% to $2.6 million, or $0.11 per share.
•Adjusted EBITDA increased $1.5 million or 24.5% to $7.6 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Declared three monthly cash dividends of $0.02483 per common share, or $0.29796 per common share on an annualized basis.
Q3 2023 Operational Highlights
•Total active service connections increased 8.7% to 61,036 at September 30, 2023 from 56,134 at September 30, 2022.
•Annualized active service connection growth rate excluding Farmers Water was 3.2%.
•Water consumption increased 31.2% to 1.3 billion gallons.
•Recycled 0.3 billion gallons of water.
•Invested $4.9 million in infrastructure projects to support existing utilities and continued growth.
•Issued first annual environmental, social, and governance (ESG) and sustainability report which highlights the company’s leadership in Total Water Management (TWM).
Subsequent Events
On October 26, 2023, the company entered into a note purchase agreement with Jackson National Life Insurance Company pursuant to which the company will, subject to customary closing conditions, issue an aggregate principal amount of $20 million of 6.91% Senior Secured Notes due on January 3, 2034. The company plans to use the proceeds from the notes offering to refinance existing indebtedness, to support capital investments into its utilities’, and for general corporate purposes. The company anticipates closing the notes offering on January 3, 2024.
Management Commentary
“In Q3, we achieved strong double-digit top-line and bottom-line growth,” stated Global Water Resources president and CEO, Ron Fleming. “Revenues from water, wastewater and recycled water services increased, driven by organic growth in connections, increased rates and higher consumption. The growth also included contribution from our Farmers Water acquisition, which we completed in February as our largest acquisition since going public on Nasdaq in 2016.

“While our service areas experienced a notable slowdown in new housing starts over the last year due to higher interest rates, we continued to experience a rebound that began in the first half of the year. In fact, in the City of Maricopa, single family housing permits increased 62% to 286 in the third quarter as compared to the same year-ago quarter. In Metro Phoenix, the number of such permits increased 32% to 6,385 by the end of the quarter. This growth correlates with the increasing amount of development activity we are seeing in the community and is believed to be a precursor to the demand for more housing options, including multi-family housing projects.

“In October, we celebrated our 20-year anniversary of providing Total Water Management to Arizona communities. Global Water Resources was founded 20 years ago with a bold mission to address the issue of water scarcity for emerging desert communities. While ongoing water resource challenges are exacerbated by the continued drought, we see many opportunities for addressing these challenges. Communities benefit from our regional planning and smart water management framework which we have successfully deployed over the last two decades in our service areas.”

Global Water Resources CFO, Mike Liebman, commented: “Our capital resources of more than $20 million include cash and cash equivalents of $5.3 million as of the end of the third quarter and an unused credit line of $15.0 million. In addition, we anticipate $20 million of gross proceeds from the offering of new senior secured, which we expect to close in January 2024. Altogether, this enables us to be a strong utility partner for the communities we serve. This financial strength also allows us to pursue growth through investments in organic expansion, acquisitions and new projects—both big and small.”

Fleming concluded: “Looking to the remainder of the year and beyond, we anticipate continued growth across all areas of our business, with this supported by the anticipated ongoing population and job growth throughout metro-Phoenix and our other service areas. We also anticipate future potential growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits.”
Q3 2023 Financial Summary
Revenues
Revenues in the third quarter of 2023 increased $2.6 million or 22.2% to $14.5 million, as compared to $11.9 million in the same period in 2022. The increase in revenue was primarily attributable to higher average temperatures coupled with significantly lower precipitation causing an escalation of consumption, as compared to the same period in 2022. The increase was also due to the recognition of $0.5 million of Infrastructure Coordination and Financing Agreements (ICFA) related revenue. Other contributing factors include increased rates related to Rate Decision No. 78644, new connections associated with the acquisition of Farmers in February 2023, and year over year organic growth in connections of 2.6%.
Revenues for the first nine months of 2023 increased $7.0 million, or 20.9%, to $40.7 million, primarily attributable to elevated consumption related to higher average temperatures and lower average precipitation, ICFA revenue earned during the 2023 period that did not occur in the prior year period, increased rates related to Rate Decision No. 78644, new connections associated with the acquisition of Farmers in February 2023, and organic connection growth.
Operating Expenses
Operating expenses in the third quarter of 2023 increased approximately $1.6 million or 17.2% to $10.7 million, compared to $9.1 million in the same period in 2022. The increase was primarily attributable to higher depreciation and amortization as a direct result of ICFA related amortization, the increase in fixed assets (a portion of which is related to the activation of plant in a new area), and the acquisition of Farmers in February 2023.
Operating expenses for the first nine months of 2023 increased approximately $3.0 million or 11.1% to $30.0 million, compared to $27.0 million in the same period in 2022. The increase was primarily related to higher depreciation and amortization as a direct result the increase in fixed assets, a portion of which is related to the activation of plant in a new area, the acquisition of Farmers in February 2023, increased utility costs as a result of escalated water consumption, and higher salaries and wages and employee related expenses due to an increase in head count. The increased operating expenses were partially offset by lower professional fees and regulatory expenses that were directly related to the rate case activity and acquisition-related matters during the 2022 period and decreased deferred compensation tied to the company’s stock price.
Other Expense
Total other expense decreased $0.2 million or 32.7% to $0.3 million for the third quarter of 2023, as compared to $0.5 million for the same period in 2022. The decrease was primarily attributable to the increase in the equity portion of the allowance for funds used during construction (AFUDC) and increased income associated with Buckeye growth premiums during the quarter, partially offset by an increase in interest expense.

Total other expense in the first nine months of 2023 increased $0.2 million or 17.8% to $1.3 million, as compared to $1.1 million for the same period in 2022. The increase was related to the $0.6 million reduction of income associated with Buckeye growth premiums as a result of fewer new meter connections in the area and an increase in interest expense of $0.4 million, which was partially offset by an increase in the AFUDC equity portion of $0.8 million during the first nine months of 2023.
Net Income
Net income totaled $2.6 million or $0.11 per share in the third quarter of 2023, compared to $1.7 million, or $0.07 per share, in the same period in 2022.
Net income increased $2.2 million to $6.8 million or $0.28 per share in the first nine months of 2023, compared to net income of $4.7 million, or $0.20 per share in the first nine months of 2022.
Adjusted EBITDA
Adjusted EBITDA increased $1.5 million or 24.5% to $7.6 million in the third quarter of 2023, compared to $6.1 million in the same period in 2022.
Adjusted EBITDA increased $2.2 million or 12.4% to $19.5 million in the first nine months of 2023, compared to $17.4 million in the same period in 2022.
Dividend Policy
The company recently declared a monthly cash dividend of $0.02483 per common share (or $0.29796 per share on an annualized basis), which will be payable on November 30, 2023 to holders of record at the close of business on November 16, 2023.
Business Strategy
Global Water's near-term growth strategy involves increasing service connections, improving operating efficiencies, and increasing utility rates as approved by the Arizona Corporation Commission (ACC). The company plans to continue to aggregate water and wastewater utilities, enabling the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.
Connection Rates
As of September 30, 2023, active service connections increased by 4,902, or 8.7%, to 61,036, compared to 56,134 at September 30, 2022. The increase in active service connections was primarily due to new connections associated with the acquisition of Farmers and organic growth in connections.
Arizona’s Growth Corridor: Positive Population and Economic Trends
There was a trend of positive growth in new connections during 2022, and in the first nine months of 2023 growth continued at a moderate rate. According to the 2020 U.S. Census Data, the Phoenix metropolitan statistical area (MSA) is the 11th largest MSA in the U.S. and had a population of 4.8 million, an increase of 14% over the 4.2 million people reported in the 2010 Census.
Metropolitan Phoenix continues to grow due to its comparatively affordable housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix metropolitan area will have a population of 5.8 million people by 2030 and 6.5 million by 2040. Job growth year over year in Arizona as of September 30, 2023 was 2.2%, and the state continues to be ranked in the top half nationally for job growth.
Although market data indicates a general slowdown in housing for the Phoenix metropolitan area primarily due to inflation and increased interest rates, Global Water management believes that the company is well-positioned to benefit from the growth expected in the Phoenix metropolitan area due to the availability of lots, existing infrastructure in place within the company's services areas, and increased activity related to multi-family developments.
According to the Arizona Commerce Authority, $49.7 billion of capital has been invested in Arizona for the years 2020 through 2022, which reflects an increase of 588% over the preceding three years. This includes the announcements of major new manufacturing facilities by Taiwan Semiconductor, Intel, and Proctor & Gamble.
The Office of Economic Opportunity expects more than 542,000 new jobs will be created in Arizona by 2031. At an annualized growth rate of 1.6%, this is more than three times the projected U.S. overall growth rate of 0.5% during the same period, according to the U.S Bureau of Labor Statistics.
Conference Call
Global Water Resources will hold a conference call tomorrow to discuss its third quarter 2023 results, followed by a question-and-answer period.

Date: Thursday, November 9, 2023
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-844-825-9789
International dial-in number: 1-412-317-5180
Conference ID: 10183474
Webcast (live and replay): here
The conference call webcast is also available via a link in the Investors section of the company’s website at www.gwresources.com.
Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 23, 2023.
Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10183474
About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 29 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually with a total of more than 15.9 billion gallons recycled since 2004.
The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle that involves owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. It enables smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth.
Global Water has received numerous industry awards, including national recognition as a ‘Utility of the Future Today’ for its superior water reuse practices by a national consortium of water and conservation organizations led by the Water Environment Federation (WEF). The company also received Cityworks’ 2022 Excellence in Departmental Practice Award for demonstrating leadership and creativity in applying public asset management strategies to daily operations and long-term planning.
To learn more, visit www.gwresources.com.
Use of Non-GAAP Measures
This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including adjusted net income, EBITDA and adjusted EBITDA. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii)

restricted stock expense related to awards made to executive officers; (iv) disposal of assets; and (v) ICFA revenue recognition.
Management believes that EBITDA and adjusted EBITDA are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides our investors a measure of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA and adjusted EBITDA, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and adjusted EBITDA to net income, the most comparable GAAP measure, is included in the schedules attached to this press release.
Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategies; expectations about future business plans, prospective performance, growth, and opportunities, including anticipated continued growth across all areas of our business; future financial performance; acquisition plans and our ability to complete additional acquisitions and the expected future benefits, including the anticipated future potential growth from our acquisition strategy; our dividend policy; population and growth projections; technologies; trends and expectations relating to our industry, market, population and job growth, and housing permits, including our belief that the growth in housing permits in the City of Maricopa and Metro Phoenix is a precursor to the demand for more housing options, including multi-family housing projects; liquidity; plans and expectations for capital expenditures; the anticipated completion of the notes offering, including the anticipated timing and satisfaction of customer closing conditions, as well as our anticipated us of the proceeds from the notes offering; and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Factors that may also affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and subsequent filings with the SEC. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael Liebman
CFO and SVP
Tel (480) 999-5104
mike.liebman@gwresources.com
Investor Relations Contact:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team
Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Land	$1,480	$1,480
Depreciable property, plant and equipment	408,806	344,043
Construction work-in-progress	46,095	66,039
Other	697	697
Less accumulated depreciation	(139,454)	(124,522)
Net property, plant and equipment	317,624	287,737
CURRENT ASSETS:
Cash and cash equivalents	5,289	6,561
Accounts receivable — net	3,077	2,139
Customer payments in-transit	571	462
Unbilled revenue	3,055	2,557
Taxes, prepaid expenses, and other current assets	2,038	2,439
Total current assets	14,030	14,158
OTHER ASSETS:
Goodwill	10,923	4,957
Intangible assets — net	8,765	10,139
Regulatory asset	2,984	3,169
Restricted cash	2,376	1,001
Right-of -use asset	1,706	1,891
Other noncurrent assets	44	34
Total other assets	26,798	21,191
TOTAL ASSETS	$358,452	$323,086
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$661	$2,173
Accrued expenses	9,578	8,056
Customer and meter deposits	1,742	1,682
Long-term debt — current portion	3,880	3,833
Leases — current portion	523	505
Total current liabilities	16,384	16,249
NONCURRENT LIABILITIES:
Line of credit	15	—
Long-term debt	103,258	104,945
Long-term lease liabilities	1,374	1,616
Deferred revenue - ICFA	19,656	20,974
Regulatory liability	6,094	6,371
Advances in aid of construction	113,729	93,656
Contributions in aid of construction — net	35,650	26,404
Deferred income tax liabilities, net	8,112	5,949
Acquisition liability	3,080	1,773
Other noncurrent liabilities	2,020	755
Total noncurrent liabilities	292,988	262,443
Total liabilities	309,372	278,692
Commitments and contingencies (Refer to Note 16)
SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 24,478,252 and 24,095,139 shares issued as of September 30, 2023 and December 31, 2022, respectively.	240	239
Treasury stock, 306,735 and 224,093 shares at September 30, 2023 and December 31, 2022, respectively.	(2)	(2)
Paid in capital	47,321	44,157
Retained earnings	1,521	—
Total shareholders’ equity	49,080	44,394
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$358,452	$323,086

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
REVENUES:
Water services	$7,520	$5,824	$18,916	$15,854
Wastewater and recycled water services	6,494	6,069	18,958	17,770
Unregulated revenues	518	—	2,786	5
Total revenues	14,532	11,893	40,660	33,629

OPERATING EXPENSES:
Operations and maintenance	3,587	2,775	9,557	8,260
General and administrative	3,923	3,923	11,934	11,579
Depreciation and amortization	3,185	2,429	8,545	7,199
Total operating expenses	10,695	9,127	30,036	27,038
OPERATING INCOME	3,837	2,766	10,624	6,591

OTHER INCOME (EXPENSE):
Interest expense	(1,260)	(1,093)	(3,709)	(3,355)
Allowance for equity funds used during construction	263	—	778	—
Other - Net	682	625	1,630	2,251
Total other expense	(315)	(468)	(1,301)	(1,104)

INCOME BEFORE INCOME TAXES	3,522	2,298	9,323	5,487
INCOME TAX EXPENSE	(888)	(612)	(2,484)	(805)
NET INCOME	$2,634	$1,686	$6,839	$4,682

Basic earnings per common share	$0.11	$0.07	$0.28	$0.20
Diluted earnings per common share	$0.11	$0.07	$0.28	$0.20
Dividends declared per common share	$0.07	$0.07	$0.22	$0.22

Weighted average number of common shares used in the determination of:
Basic	24,171,228	23,467,035	24,046,493	22,937,265
Diluted	24,231,801	23,595,459	24,144,384	23,111,881

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	6,839	$4,682
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	698	786
Depreciation and amortization	8,545	7,199
Right of use amortization	240	104
Amortization of deferred debt issuance costs and discounts	33	33
(Gain) Loss on disposal of fixed assets	(83)	(3)
Provision for credit losses	73	79
Deferred income tax expense	2,164	542
Changes in assets and liabilities
Accounts receivable	(938)	(433)
Other current assets	(165)	(717)
Accounts payable and other current liabilities	2,261	1,170
Other noncurrent assets	293	335
Other noncurrent liabilities	2,702	5,961
Net cash provided by operating activities	22,662	19,738

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,578)	(25,324)
Cash paid for acquisitions, net of cash acquired	(6,246)	(85)
Other cash flows from investing activities	—	(24)
Net cash used in investing activities	(24,824)	(25,433)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,372)	(5,075)
Advances in aid of construction	8,370	2,145
Refunds of advances for construction	(1,076)	(1,105)
Proceeds from stock option exercise	10	3
Payments for taxes related to net shares settlement of equity awards	(367)	—
Principal payments under finance lease	(388)	—
Line of credit borrowings, net	15	—
Loan repayments	—	(103)
Repayments of bond	(1,917)	(1,917)
Proceeds from sale of stock	2,748	14,892
Net cash provided by financing activities	2,265	8,840
INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	103	3,145
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	7,562	13,443
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	7,665	16,588

Supplemental disclosure of cash flow information:

	Nine Months Ended September 30,
	2023	2022
Cash and cash equivalents	$5,289	$15,613
Restricted Cash	2,376	975
Total cash, cash equivalents, and restricted cash	$7,665	$16,588

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income	$2,634	$1,686	$6,839	$4,682
Income tax expense	888	612	2,484	805
Interest income	(4)	(21)	(11)	(25)
Interest expense	1,260	1,093	3,709	3,355
Depreciation	3,185	2,429	8,545	7,199
EBITDA	7,963	5,799	21,566	16,016
ICFA revenue	(518)	—	(2,786)	—
Management option expense	20	45	92	135
(Gain) loss on disposal of assets	(18)	2	(83)	(3)
Restricted stock expense	200	295	737	949
Rate case adjustment	—	—	—	276
EBITDA adjustments	(316)	342	(2,040)	1,357
Adjusted EBITDA	$7,647	$6,141	$19,526	$17,373
A reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Income	$2,634	$1,686	$6,839	$4,682
ICFA revenue	(518)	—	(2,786)	—
ICFA intangible amortization expense	414		414
Income tax expense on items above	26	—	598	—
Adjusted Net Income	$2,556	$1,686	$5,064.9812	$4,682
A reconciliation of basic earnings per share to adjusted basic earnings per share for the three and nine months ended September 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic earnings per common share	$0.11	$0.07	$0.28	$0.20
ICFA revenue	(0.02)	—	(0.12)	—
ICFA intangible amortization expense	0.02	—	0.02	—
Income tax expense on items above	—	—	0.02	—
Adjusted basic earnings per common share	$0.11	$0.07	$0.21	$0.20
Weighted average number of common shares used in determination of:
Basic	24,171,228	23,467,035	24,046,493	22,937,265

A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three and nine months ended September 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Diluted earnings per common share	$0.11	$0.07	$0.28	$0.20
ICFA revenue	(0.02)	—	(0.12)	—
ICFA intangible amortization expense	0.02	—	0.02	—
Income tax expense on items above	—	—	0.02	—
Adjusted diluted earnings per common share	$0.11	$0.07	$0.21	$0.20
Weighted average number of common shares used in determination of:
Diluted	24,231,801	23,595,459	24,144,384	23,111,881